Exhibit 10.1

AMENDMENT NUMBER ONE TO THE AMENDED AND RESTATED SUPPLY, DEVELOPMENT & EXCLUSIVE LICENSING AGREEMENT

THIS AMENDMENT NUMBER ONE (“Amendment Number 1”) to the AMENDED AND RESTATED SUPPLY, DEVELOPMENT & EXCLUSIVE LICENSING AGREEMENT with an effective date of October 30, 2015 (the “A&R Agreement”), is hereby entered into as of April 6, 2017 with an effective date of January 1, 2017 (“Effective Date”), by and between INSYS MANUFACTURING, LLC, a Texas limited liability company, having its place of business at 1333 S. Spectrum Blvd., Suite 100, Chandler, AZ 85286 (“PURCHASER”) and APTARGROUP, INC., a Delaware corporation, having its place of business at 475 West Terra Cotta Avenue, Suite E, Crystal Lake, IL 60014-9695 (“SELLER”).

WHEREAS, SELLER and PURCHASER entered into the Agreement for SELLER to develop and manufacture sublingual spray devices and PURCHASER to purchase such devices for PURCHASER’s own use with Drug Product and New Molecules; and

WHEREAS, the parties wish to amend certain provisions within the Agreement as set forth in this Amendment Number 1.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound hereby, PURCHASER and SELLER hereby agree as follows:

1.

Unless expressly set forth herein, all capitalized terms not defined in this Amendment Number 1 shall have the meaning as set forth in the A&R Agreement, and the term “Agreement” means the A&R Agreement, as amended by this Amendment Number 1.

2.	Replace Section 2.1 with the following amended paragraphs:
2.1	Supply and Purchase Obligations.

2.1.1

SELLER agrees to manufacture and sell to PURCHASER, and PURCHASER agrees to purchase from SELLER, such quantities of the Device as PURCHASER may order from SELLER in accordance with the terms and conditions of this Agreement.

2.1.2

The PURCHASER shall be solely responsible for all costs of stability studies, other than supply of the Plunger and reasonable assistance provided by SELLER pursuant to this Section 2.1.  PURCHASER and SELLER hereby agree that SELLER’s off the shelf plunger (“Plunger”) will be included in all stability studies for existing and new sublingual and nasal spray device(s), including Devices. SELLER agrees to supply Plungers to PURCHASER at no cost to PURCHASER to be included in stability batches up to a maximum of 35,000 Plungers for each Drug Product.

SELLER will provide reasonable assistance to PURCHASER in machinability trials, technical support and troubleshooting relating to stability testing of the Plunger in sublingual and nasal spray devices.

SELLER and PURCHASER agree that the Plunger shall conform to the design and machinability requirements as reasonably determined by PURCHASER and SELLER.  In the event a Plunger does not conform, SELLER shall evaluate and may elect to redesign and manufacture a plunger that conforms to PURCHASER’s requirements.  The allocation of additional costs associated with a redesign and manufacture shall be agreed to by the parties and any redesigned plunger shall be deemed a Plunger hereunder.

SELLER shall use commercially reasonable efforts to assist PURCHASER in securing Regulatory Authority approval or validation to use the Plunger in Finished Products.

In the event that PURCHASER achieves Regulatory Authority approval or validation for use of the Plunger in a Finished Product then SELLER agrees to use commercially reasonable efforts to supply the Plunger upon substantially equal or similar pricing and other material terms consistent with other plunger suppliers that PURCHASER currently has at that time and consistent with PURCHASER’s specifications.  In the event that SELLER is able to supply the Plunger on pricing and other material terms that are substantially equal to or better than PURCHASER’s current plunger suppliers and subject to any existing contractual relationship that PURCHASER has as of the Effective Date, PURCHASER agrees to enter into a purchase arrangement with SELLER that provides for PURCHASER to purchase approximately fifty percent (50%) (and in no case less than forty-five percent (45%)) of PURCHASER’s and its Relevant Affiliates’ requirements of plungers for use in Finished Products.

3.	Replace Section 2.2 “Device Equipment” in its entirety with the following amended paragraph:
2.2

Device Equipment. Seller will utilize Device Equipment for the manufacture of the Device. Commencing as of the date hereof (and including any purchase orders paid by PURCHASER in calendar year 2015 for Device Equipment), ownership of Device Equipment that PURCHASER has paid for pursuant to all purchase orders issued by SELLER in connection with such Device Equipment (“Purchaser Owned Device Equipment”), shall remain with PURCHASER.  Ownership of Device Equipment other than Purchaser Owned Device Equipment shall remain with SELLER (“Seller Owned Device Equipment”).  In case PURCHASER wants to obtain ownership of Seller Owned Device Equipment, PURCHASER shall purchase from SELLER such Seller Owned Device Equipment at a price to be agreed between Parties and pay applicable sales taxes (including any applicable VAT and excluding, for clarity, income taxes payable by SELLER) at the time of transfer of ownership.  No such purchase shall occur without SELLER’s prior written consent.  In no case shall Device Equipment, regardless of ownership, leave SELLER’s premises or the premises of SELLER’s approved subcontractors and at all times during the Term SELLER shall maintain customary and standard insurance in connection with the housing of such Device Equipment (with PURCHASER as a named beneficiary for Purchaser Owned Device Equipment).  SELLER agrees that the Purchaser Owned Device Equipment shall not be used for the production of devices not to be sold to PURCHASER without PURCHASER’s written consent, but in no case for products competitive with PURCHASER’s product (i.e., the Finished Product).  PURCHASER hereby grants permission for SELLER to modify the Seller Owned Device Equipment.  SELLER agrees to be responsible for revalidation work if the original validation for PURCHASER’s Device is compromised due to such modification of Seller Owned Device Equipment. In the event PURCHASER requires Devices in a quantity that exceeds the manufacture capacity of Purchaser Owned Device Equipment, SELLER agrees that PURCHASER has first priority for the use of such modified Seller Owned Device Equipment to fulfill the quantity of Devices as required by PURCHASER.  SELLER agrees not to use such modified Seller Owned Device Equipment to develop or manufacture a sublingual Device or a competing sublingual device with the Drug Product or New Molecule(s) as set forth in the A&R Agreement.  The Parties acknowledge and agree that, (a) as of the Effective Date, the Device Equipment for the manufacture of the Original Device is located on the premises of SELLER and (b) depending on the development of New Devices or the selection of New Molecules, additional Device Equipment may need to be developed or procured and the terms of such development or procurement shall be set forth in a separate agreement between the Parties.  Except as otherwise agreed to by the Parties, PURCHASER shall be responsible for all costs of developing or procuring such additional Device Equipment.  Any additional Device Equipment PURCHASER agrees to procure and fully purchase in connection with this Agreement shall be owned by PURCHASER, but such additional Purchaser Owned Device Equipment shall remain at SELLER’s facility.

4.	Replace Section 3.4.1 with the following amended paragraph:

3.4.1	Royalties on Finished Product comprised of a Device with the Drug Product shall be based upon Net Sales Revenue, if any, calculated in accordance with the following:
(i)	1.5% on the first four hundred million US dollars ($400,000,000.00) in Net Sales Revenue;
(ii)	1% on that portion of Net Sales Revenue which is greater than four hundred million US dollars ($400,000,000.00) but less than or equal to eight hundred million US dollars ($800,000,000.00); and
(iii)	0.75% on Net Sales Revenue which is greater than eight hundred million US dollars ($800,000,000).

5.	Replace Section 3.4.2 with the following amended paragraph:

3.4.2	Royalties on Finished Products other than those described in Section 3.4.1 shall be based upon Net Sales Revenue, if any, calculated in accordance with the following:
(i)	1.5% on the first eight hundred million US dollars ($800,000,000) in Net Sales Revenue; and
(ii)	2.00% on Net Sales Revenue which is greater than eight hundred million US dollars ($800,000,000).

6.

SELLER hereby agrees to waive all Minimum Quantity requirements as set forth in Section 4.6 “Minimum Quantity”. PURCHASER hereby agrees to waive all of SELLER’s capacity obligations as set forth in Section 4.7 “SELLER’s Capacity Obligations”.  Accordingly, Sections 4.6 and 4.7 are hereby deleted in their entirety.

7.	The following paragraph is added to Exhibit C:

PURCHASER shall pay a flat fee, upon receipt of SELLER’s invoice, if the quantity of sublingual Devices purchased in a calendar year starting in 2019 falls below 1MM Devices/year as follows:

i.	From 0 to 500,000 sublingual Devices, PURCHASER shall pay a flat fee of $500,000/ year; and
ii.	From 500,001 to 999,999 sublingual Devices, PURCHASER shall pay a flat fee of $250,000/ year.

Payments shall start accruing in 2019 and remain in effect for each subsequent calendar year.  Invoices shall be sent by SELLER on or before January 15 of the following calendar year (starting January 15, 2020) and shall be paid by PURCHASER net thirty (30) days.

8.	Replace Section 13.9 with the following amended paragraph:

13.9  Confidentiality.   The Parties agree that any disclosures of confidential or proprietary information made by one Party to the other Party pursuant to this Agreement shall be considered Confidential Information under that certain Confidentiality Agreement between the Parties dated January 1, 2017 (the “CDA”) and any such disclosures shall be subject to the rights and obligations of the Parties set forth in the CDA.

9.	All other provisions of the Agreement shall remain in full force and effect.

This Amendment may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one party but all such counterparts taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment Number 1 to be executed as of the Effective Date written above by their respective officers thereunto duly authorized.

INSYS MANUFACTURING, LLC	APTARGROUP, INC.
By: Darryl S. Baker	By: Alex Theodorakis
Title: Chief Financial Officer	Title: President, Aptar Pharmaceuticals North America
Date: 06/05/2017	Date: 6/7/2017